$10,985	December 26, 2013

PROMISSORY NOTE

Date and Parties. This Promissory Note is made as of December 26, 2013. This Note evidences a loan which includes all extensions, renewals, modifications and substitutions. The parties to this Note and loan are:

BORROWER:

Boxceipts.com, Inc., a Nevada corporation

Attn: Geoffrey T. Farwell

5711 W. 157th Terrace

Overland Park, KS 66223

LENDER:

simTraction LLC, a Kansas limited liability company

Attn: Sheila Seck

7285 W. 132nd Street, Suite 240

Overland Park, KS 66213

1.

Promise to Pay. For value received, Borrower promises to pay to Lender the principal sum of Ten Thousand Nine Hundred Eighty Five and 00/100 Dollars ($10,985.00) plus interest from January 1, 2014, on the unpaid balance at two percent (2%) per annum (“Interest Rate”) through the Maturity Date (defined below). This Promissory Note may be referred to herein as the “Note.”

2.

Payments of Principal and Interest. Principal and interest shall be due and payable by Borrower to Lender on the earlier of December 26, 2015 or upon a change of control (the “Maturity Date”).  For purposes of this Note, a change of control occurs means (a) the sale of all or substantially all of the consolidated assets of the Borrower to a third party purchaser; (b) a sale resulting in no less than a majority of the common stock of the Borrower (or other voting stock of the Borrower) on a fully diluted basis being held by a third party purchaser; or (c) a merger, consolidation, recapitalization or reorganization of the Borrower with or into a third party purchaser that results in the inability of the Borrower’s current shareholders to designate or elect a majority of the board of directors (or its equivalent) of the resulting entity or its parent company.

After maturity or upon acceleration of any amounts due on this Note, the unpaid balance shall bear interest at the rate of 2 percent (2%) until paid in full. Unless otherwise required by law, all fees and charges, accrued, assessed or collected shall be amortized and prorated over the full term of the Loan for purposes of determining the maximum interest rate allowed by law.

3.

Right to Prepay. This Note may be prepaid in whole or in part at any time.

4.

Events of Default. Failure by Borrower to make payment of principal, interest, fees, costs or expenses due under this Note when due, or within a ten (10) business day grace period thereafter, shall be a default hereunder.

5.

Remedies on Default. On or after the occurrence of an Event of Default, at the sole option of Lender, all or any part of the principal and accrued but unpaid interest on this Note shall become immediately due and payable without notice or demand. Lender may exercise all rights and remedies provided by law, equity, and this Note. Lender is entitled to all rights and remedies provided at law or equity whether or not expressly stated in this Note. By choosing any remedy, Lender does not waive its right to an immediate use of any other remedy if the Event of Default continues or occurs again.

6.

Payments Applied. All payments, including but not limited to regular payments or prepayments, received by Lender shall be applied first to all costs and expenses owing to Lender, then to accrued interest and the balance, if any, to Principal except as otherwise required by law.

7.

General Provisions.

A.

Time is of the Essence. Time is of the essence in Borrower's performance of all duties and obligations imposed by this Note.

B.

Waiver. Lender's course of dealing, or Lender's forbearance from, or dealing in, the exercise of any of Lender's rights, remedies, privileges or right to insist upon Borrower's strict performance of any provision in this Note shall not be construed as a waiver by Lender., unless such waiver is in writing and is signed by Lender.

C.

Amendment. The provisions contained in this Note may not be amended, except through a written amendment which is signed by Borrower and Lender.

D.

Integration Clause. This written Note and all documents executed concurrently herewith represent the entire understanding between the parties as to the Obligations and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties.

E.

Further Assurances. Borrower, upon request of Lender, agrees to execute, acknowledge, deliver and record or file such further instruments or documents as may be required by Lender to secure this Note or confirm any lien.

F.

Governing Law. This Note shall be governed by the laws of the State of Kansas, provided that such laws are not otherwise preempted by federal laws and regulations.

G.

Forum and Venue. In the event of litigation pertaining to this Note, the exclusive forum, venue and place of jurisdiction shall be in the State of Kansas, unless otherwise designated in writing by Lender or otherwise required by law.

H.

Successors. This Note shall inure to the benefit of and bind the heirs, personal representatives, successors and assigns of the parties: provided however, that Borrower may not assign, transfer or delegate any of the rights or obligations under this Note.

I.

If Held Unenforceable. If any provision of this Note shall be held unenforceable or void, then such provision shall be severable from the remaining provisions and shall in no way affect the enforceability of the remaining provisions nor the validity of this Note.

J.

Change in Application. Borrower will notify Lender in writing prior to any change in Borrower's name, address, or other application information.

K.

Notice. All notices under this Note must be in writing. Any notice given by Lender to Borrower hereunder will be effective upon personal delivery or 24 hours after mailing by first class United States mail, postage prepaid, addressed to Borrower at the address indicated below Borrower's name on page one of this Note. Any notice given by Borrower to Lender hereunder will be effective upon receipt by Lender at the address indicated below Lender's name on page one of this Note. Such addresses may be changed by written notice to the other party.

L.

Holder. The term “Lender” shall include any transferee and assignee of Lender or other holder of this Note.

10.

RECEIPT OF COPY. By signing below, Borrower acknowledges that Borrower has read and received a copy of this Note.

IMPORTANT: READ BEFORE SIGNING. THE TERMS OF THIS AGREEMENT SHOULD BE READ CAREFULLY BECAUSE ONLY THOSE TERMS IN WRITING ARE ENFORCEABLE. NO OTHER TERMS OR ORAL PROMISES NOT CONTAINED IN THIS WRITTEN CONTRACT MAY BE LEGALLY ENFORCED. YOU MAY CHANGE THE TERMS OF THIS AGREEMENT ONLY BY ANOTHER WRITTEN AGREEMENT.

ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE. TO PROTECT YOU (BORROWER) AND US (LENDER) FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.

NONSTANDARD TERMS OR PREVIOUS UNWRITTEN AGREEMENTS (IF ANY).  KANSAS LAW (KAN. STAT. ANN. § 16-118) REQUIRES THAT THE FOLLOWING NOTICE IS SIGNED OR INITIALED BY BOTH THE DEBTOR AND SECURED PARTY:

THIS NOTE IS THE FINAL EXPRESSION OF THE AGREEMENT BETWEEN THE PARTIES.  THIS NOTE MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR OR CONTEMPORANEOUS ORAL AGREEMENTS OF THE PARTIES.  ANY CREDIT AGREEMENT BETWEEN THE PARTIES WHICH IS NOT CONTAINED IN THE PRINTED FORMS OF THIS NOTE MUST BE WRITTEN HERE TO BE ENFORCEABLE:

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE BORROWER AND LENDER.

LENDER’S INITIALS

BORROWER’S INITIALS

/s/SS

/s/GTF

Sheila Seck, Member

Geoffrey T. Farwell, President

simTraction, LLC

Boxceipts.com, Inc.

IN WITNESS WHEREOF, Borrower executes this Note to be effective as of the date and year set forth at the beginning of this Note.

Date: December 26, 2013

BORROWER: BOXCEIPTS.COM, INC. A Nevada Corporation
/s/Geoffrey T. Farwell, President
Geoffrey T. Farwell, President

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